Exhibit 99.1

SELECTED QUARTERLY FINANCIAL INFORMATION

(Unaudited)

Selected quarterly information for the years ended December 31, 2009 and 2008 is as follows (in thousands, except per share amounts):

	Quarter Ended
2009	December 31		September 30		June 30		March 31

Rental and related revenue	$226,098		$223,349		$224,699		$220,434
General contractor and service fee revenue	114,097		100,880		129,444		105,088
Net income (loss) attributable to common shareholders	$(3,033)		$(322,882)	(2)	$(32,406)	(3)	$23,247
Basic income (loss) per common share	$(0.02)		$(1.44)		$(0.16)		$0.15
Diluted income (loss) per common share	$(0.02)		$(1.44)		$(0.16)		$0.15
Weighted average common shares	224,012		223,952		207,290		148,488
Weighted average common shares and potential dilutive securities	224,012		223,952		207,290		155,747
Consolidated basic Funds from Operations attributable to common shareholders (1)	$75,110		$(229,463)		$59,629		$105,793

2008	December 31		September 30		June 30		March 31

Rental and related revenue	$219,824		$215,002		$211,361		$211,372
General contractor and service fee revenue	162,777		93,316		94,248		84,283
Net income attributable to common shareholders	$20,128	(4)	$11,490		$16,257		$2,533
Basic income per common share	$0.13		$0.08		$0.11		$0.02
Diluted income per common share	$0.13		$0.08		$0.11		$0.02
Weighted average common shares	147,615		146,966		146,741		146,331
Weighted average common shares and potential dilutive securities	154,914		154,836		154,624		154,596
Consolidated basic Funds from Operations attributable to common shareholders (1)	$104,479		$95,538		$86,554		$83,127

(1)	Funds From Operations (“FFO”) is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”) like Duke. The National Association of Real Estate Investment Trusts (“NAREIT”) created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). FFO is a non-GAAP financial measure. The most comparable GAAP measure is net income (loss) attributable to common shareholders. FFO attributable to common shareholders should not be considered as a substitute for net income (loss) attributable to common shareholders or any other measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies. FFO is calculated in accordance with the definition that was adopted by the Board of Governors of NAREIT.

Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. FFO, as defined by NAREIT, represents GAAP net income (loss), excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures.

Management believes that the use of consolidated basic FFO attributable to common shareholders, combined with net income (which remains the primary measure of performance), improves the understanding of operating results of REITs among the investing public and makes comparisons of REIT operating results more meaningful. Management believes that, by excluding gains or losses related to sales of previously depreciated real estate assets and excluding real estate asset depreciation and amortization, investors and analysts are able to readily identify the operating results of the long-term assets that form the core of a REIT’s activity and assist in comparing these operating results between periods or as compared to different companies.

(2)	Amount includes $285.2 million of non-cash impairment charges.

(3)	Amount includes $17.9 million of non-cash impairment charges.

(4)	Amount includes a $14.0 million gain on the repurchase of preferred shares and $11.4 million of non-cash impairment charges on undeveloped land and buildings.